Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS	INVESTOR RELATIONS
Amy Bass	Jan Watson
Director of Corporate Communications	Secretary – Treasurer
417-625-5114	417-625-5108
abass@empiredistrict.com	jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

ANNOUNCES AGREEMENT TO ACQUIRE MISSOURI

NATURAL GAS PROPERTIES OF AQUILA, INC.

JOPLIN, MO – September 21, 2005 – The Empire District Electric Company (NYSE:EDE) today announced that it has agreed to acquire the Missouri natural gas distribution operations of Aquila, Inc. (Missouri Gas).  The base purchase price is $84.0 million in cash, plus working capital and subject to net plant adjustments.   The acquisition is expected to be accretive to earnings.

“We see this as an excellent opportunity for our shareholders and for our customers,” said Bill Gipson, President and CEO.  “This acquisition is clearly in our core business, a regulated utility delivering energy and energy services to customers.  It will allow us to help diversify our weather risk, balancing our current summer air conditioning peak with this natural gas winter heating peak.  Natural gas customers, in turn, will be well-served by our organization’s established reputation for quality service, prudent management, and fair rates.”

Mr. Gipson continued, “This Missouri property, which is in close proximity to our current service territory, will be governed by a regulatory jurisdiction with whom we are familiar and respected.”

The Missouri Gas properties consist of approximately 48,500 customers, which includes about 42,650 residential, 5,600 commercial and industrial, and 250 transportation customers.  These customers are in 44 Missouri communities in northwest, north central, and west central Missouri and are served with 1,274 miles of transmission and distribution mains.

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THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

All Missouri Gas employees involved in field operations are expected to be transferred to Empire and retained to operate the system and continue to provide service to customers.  Empire expects to add 25 to 30 employees, some at system locations and some in Joplin for central services support.

This transaction is subject to the approval of the Missouri Public Service Commission and other customary closing conditions.  Empire anticipates closing the transaction in mid 2006.

Bill Gipson, President and CEO, will host a conference call Thursday, September 22, 2005, at 3:00 p.m. Eastern Daylight Time to discuss the Missouri Gas acquisition.  To phone into the conference call, parties in the United States should dial 1-866-761-0748 (International 617-614-2706), passcode #52701023, any time after 2:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s web site at www.empiredistrict.com.  A replay of the call will be available for two weeks by dialing 1-888-286-8010 (International 1-617-801-6888) and entering passcode #47925012. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.